Exhibit 99.1

3200 Wilcrest Dr., Suite 440 Houston, TX 77042-6039 www.ACRGroup.com

For Immediate Release

ACR Group Extends Revolving Credit Facility to $45 Million

HOUSTON, Texas, Sept. 14, 2006 – ACR Group, Inc. (AMEX: BRR), a leading national wholesale distributor of heating, ventilating, air conditioning and refrigeration equipment and supplies, today announced it has increased its revolving credit facility from $40 million to $45 million. The Company’s collateral base is sufficient for the entire $45 million to be available to the Company.

Houston-based ACR Group said the revolving credit facility expansion increases working capital for operational purposes, and provides additional resources for potential branch expansion and acquisitions. The credit facility is through Wells Fargo Bank.

“Our record of strong revenue growth and sustained profitability has allowed us increased access to capital during the past year,” said Alex Trevino, Jr., President and CEO of ACR Group. “As we evaluate the current competitive landscape, we remain opportunistic acquirers of appropriately priced HVAC distributorships operated by experienced management teams, in line with our decentralized operating model.

“By combining our ‘buy and build’ approach with our strategic investment in new, organic growth initiatives, as illustrated by our recent entrance into the Arizona market, we are well positioned to grow our regional footprint in key geographies throughout the country. This additional financing capacity provides us an added level of flexibility to pursue these growth opportunities.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment, parts and supplies. Houston-based ACR Group, Inc. (www.ACRGroup.com) owns and operates 54 branch locations that are organized into five business units covering ten states. The Company’s sales are made substantially to contractor dealers and institutional end-users.

Forward-Looking Statements

Statements in this release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital. For more detailed information on the risks and uncertainties associated with these forward-looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission such as Form 10-K, Form 10-Q and Form 8-K.

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Exhibit 99.1

3200 Wilcrest Dr., Suite 440 Houston, TX 77042-6039 www.ACRGroup.com

Contact:

Noel R. Ryan III

Lambert, Edwards & Associates, Inc.

616-233-0500